Exhibit (a)(1)(M)

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EMAIL: BEA409A@bea.com

BEA SYSTEMS, INC.

November 15, 2007

Date:

Employee ID:

Address:

Election Confirmation Statement

Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of BEA Common Stock on Actual Grant Date	Eligible for Cash Payment?	Cash Payment
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$

Please note that you may withdraw your election by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 14, 2007, unless we extend the Offer.

Stock options which are eligible to be amended under the Offer will remain subject to adverse tax consequences under Section 409A until the close of the Offer and the official amendment of such options after that close date. Therefore, if you exercise any discount options prior to the amendment of those discount options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. Note that accepting the Offer is not enough to have your options amended, the Offer has to close and BEA has to accept the tendered discount options for them to be amended and corrected. If you exercise any discount options prior to receiving notification from BEA that they have been amended, you will have adverse tax consequences.

Please note that our receipt of your election form is not by itself an acceptance of the eligible option. For purposes of the Offer, BEA Systems, Inc. will have accepted those eligible option(s) properly tendered pursuant to the Offer and not otherwise withdrawn only when BEA Systems, Inc. gives written or electronic notice to the option holders generally of its acceptance of such options. Such notice may be made by press release, email or other method of communication. BEA System, Inc.’s formal acceptance is expected to take place immediately following the expiration date of the Offer. If this election confirmation statement does not reflect your intent, please log on to the Offer website and re-elect the treatment you desire for your eligible options.